Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	November 8, 2013
(218) 628-2217

IKONICS REPORTS THIRD QUARTER EARNINGS

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth-based technology company, reported third quarter net earnings of $116,000, or $0.06 per diluted share, a 49% decrease compared to the third quarter of 2012.  Sales for the third quarter of 2013 were $4,217,000, or flat when compared to last year’s third quarter.

Bill Ulland, Ikonics CEO, said “Increased expenses related to the ramping up of our Micro-Machining business and the end of a long-term sound deadening mask agreement depressed both sales and net income for the quarter. Year-to-date we have invested over $400,000 in highly productive machining equipment for Micro-Machining and have added two technical hires.”

“For the quarter, our traditional Domestic and Export businesses showed good growth in sales and profits, and we remain in a strong financial condition with $3 million in cash and short-term investments and no long-term debt,” Ulland said.

The company recently acquired an exclusive license for specified markets for patented Direct To Metal (DTM) inkjet printing technology from Hueck Engraving Gmbh of Germany. Commenting on the new license, Ulland said, “We view this as an opportunity to expand our Digital Texturing (DTX) business into new markets.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, industry trends and new products, technologies and businesses initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of downturns in the aerospace industry, unexpected production delays by the Company’s customers, lack of acceptance of new products and technologies, introduction of new products or technologies by competitors, the effects of federal budget sequestration, domestic and global economic conditions, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Forms 10-K, and 10-Q, and other reports on file with the SEC.

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IKONICS Corporation

CONDENSED STATEMENTS OF INCOME (unaudited)

For the Three Months and Nine Months Ended September 30, 2013 and 2012

	Three Months Ended		Nine Months Ended
	9/30/13	9/30/12	9/30/13	9/30/12
Net sales	$4,217,125	$4,231,235	$12,894,142	$12,787,939

Cost of goods sold	2,575,557	2,478,358	7,904,357	7,726,216

Gross profit	1,641,568	1,752,877	4,989,785	5,061,723

Operating expenses	1,480,063	1,414,472	4,600,592	4,455,019

Income from operations	161,505	338,405	389,193	606,704

Interest income	1,372	2,572	5,331	9,377

Income before income taxes	162,877	340,977	394,524	616,081

Income tax expense	46,715	112,865	73,000	207,292

Net income	$116,162	$228,112	$321,524	$408,789

Earnings per common share-diluted	$0.06	$0.11	$0.16	$0.21

Average shares outstanding-diluted	2,015,125	1,993,429	2,010,334	1,990,485

Condensed Balance Sheets

As of September 30, 2013 and December 31, 2012

	9/30/13	12/31/12
	(unaudited)
Assets
Current assets	$7,779,227	$7,417,041
Property, plant and equipment, net	5,610,088	5,461,878
Intangible assets, net	335,046	305,357
	$13,724,361	$13,184,276
Liabilities and Stockholders’ Equity
Current liabilities	$1,090,702	$1,023,531
Deferred income taxes	431,000	366,000
Long term debt	—	—
Stockholders’ equity	12,202,659	11,794,745
	$13,724,361	$13,184,276

CONDENSED STATEMENTS OF CASH FLOWS (unaudited)

For the Nine Months Ended September 30, 2013 and 2012

	9/30/13	9/30/12
Net cash provided by operating activities	$1,150,610	$566,939

Net cash used in investing activities	(1,002,547)	(214,892)

Net cash provided by financing activities	63,492	30,123

Net increase in cash and cash equivalents	211,555	382,170

Cash and cash equivalents at beginning of period	967,943	1,867,165

Cash and cash equivalents at end of period	$1,179,498	$2,249,335